Exhibit 5.2

New York Northern California Washington DC São Paulo London	Paris Madrid Hong Kong Beijing Tokyo

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

May 12, 2021

Banco Santander, S.A.

Ciudad Grupo Santander

Avenida de Cantabria s/n

28660 Boadilla del Monte, Madrid, Spain

Ladies and Gentlemen:

Banco Santander, S.A., a sociedad anónima incorporated under the laws of The Kingdom of Spain (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form F-3 (File No. 333-238243) (the “Registration Statement”) and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including $1,000,000,000 aggregate liquidation preference of the Company’s 4.750% Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities (the “Dollar Notes”) and €750,000,000 aggregate liquidation preference of the Company’s 4.125% Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities (the “Euro Notes” and, together with the Dollar Notes, the “Contingent Convertible Capital Securities”). The Contingent Convertible Capital Securities are to be issued pursuant to the provisions of the contingent convertible capital securities indenture dated as of the date hereof (the “Base Indenture”) between the Company and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated as of the date hereof, among the Company, The Bank of New York Mellon, London Branch, as trustee, paying and conversion agent, calculation agent and principal paying agent, and The Bank of New York Mellon SA/NV, Luxembourg Branch, as registrar (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Contingent Convertible Capital Securities are convertible on the terms set forth in the Indenture into newly issued ordinary shares, fifty euro cents (€0.50) par value per share, of the Company. The Dollar Notes are to be sold pursuant to the underwriting agreement dated May 6, 2021 (the “Dollar Notes Underwriting Agreement”) among the Company and the several underwriters named therein (the “Dollar Notes Underwriters”). The Euro Notes are to be sold pursuant to the underwriting agreement dated May 6, 2021 (the “Euro Notes Underwriting Agreement” and, together with the Dollar Notes Underwriting Agreement, the “Underwriting Agreements”) among the Company and the several underwriters named therein (the “Euro Notes Underwriters” and, together with the Dollar Notes Underwriters, the “Underwriters”).

Banco Santander, S.A.	May 12, 2020	pg. 2

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming that the Contingent Convertible Capital Securities have been duly authorized, executed and delivered by the Company insofar as Spanish law is concerned, the Contingent Convertible Capital Securities (other than the terms thereof expressed to be governed by Spanish law, as to which we express no opinion), when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreements, as applicable, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights.

In connection with the opinion expressed above, we have assumed that the Company is validly existing as a corporation under the laws of Spain. In addition, we have assumed that the Indenture and the Contingent Convertible Capital Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto, except to the extent expressly covered above with respect to the Company. We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law, regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We express no opinion as to (i) the provisions in the Documents relating to bail-in, (ii) any provisions in the Indenture that purport to waive objections to venue, claims that a particular jurisdiction is an inconvenient forum or the like, (iii) the effectiveness of any service of process made other than in accordance with applicable law, (iv) whether a New York State or United States federal court would render or enforce a judgment in a currency other than U.S. Dollars or (v) the exchange rate that such a court would use in rendering a judgment in U.S. Dollars in respect of an obligation in any other currency.

Banco Santander, S.A.	May 12, 2020	pg. 3

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. Insofar as the foregoing opinion involves matters governed by Spanish law, we have relied, without independent inquiry or investigation, on the opinion of Uría Menéndez, special legal counsel in Spain for the Company, dated as of May 12, 2021, to be filed as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof concurrently with this opinion.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Opinions” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP